EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., Dec. 15, 2020 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced its Board of Directors authorized the repurchase of an additional $1.5 billion of the Company’s common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone’s Board of Directors has authorized $24.650 billion in share repurchases.

“AutoZone’s continued strong financial performance allows us to repurchase our stock while maintaining our investment grade credit ratings,” said Bill Giles, Chief Financial Officer and Executive Vice President – Finance, Information Technology, and Store Development. “We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans.”

About AutoZone:
As of November 21, 2020, the Company had 5,924 stores in the U.S., 621 stores in Mexico, and 45 stores in Brazil for a total store count of 6,590.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com